Exhibit 4.42

EXECUTION VERSION

OPERATING AGREEMENT

This Operating Agreement (“Agreement”) is made and entered into this                     , and effective on the date of this Agreement, by and among:

(1)

BELLE CORPORATION, a corporation duly organized and existing under and by virtue of Philippine laws, with office address at 5th Floor, 2 E-com Center, Mall of Asia Complex, J.W. Diokno Boulevard, Pasay City, Metro Manila, Philippines (“Belle”) for itself and on behalf of (a) SM INVESTMENTS CORPORATION, a corporation duly organized and existing under and by virtue of Philippine laws, with office address at the 10th Floor, One E-com Center, Mall of Asia Complex, J.W. Diokno Boulevard, Pasay City, Metro Manila, Philippines (“SMIC”) and (b) PREMIUMLEISURE AND AMUSEMENT, INC., a corporation duly organized and existing under and by virtue of Philippine laws, with office address at 5th Floor, 2 E-com Center, Mall of Asia Complex, J.W. Diokno Boulevard, Pasay City, Metro Manila, Philippines (“PLAI”),

(Belle, SMIC and PLAI shall each be known as a “Philippine Party”, and collectively, as the “Philippine Parties”);

(2)

MCE HOLDINGS NO. 2 (PHILIPPINES) CORPORATION (“MCE 2 Holdings”) for itself and for and on behalf of MCE Holdings (Philippines) Corporation (“MCE Holdings”), each a corporation duly organized and existing under and by virtue of Philippine laws, with office address c/o 21st Floor Philamlife Tower, Paseo de Roxas, Makati, Metro Manila, Philippines,

(MCE 2 Holdings and MCE Holdings shall each be known as an “MCE Party”, and collectively as the “MCE Parties”); and

(3)

MCE LEISURE (PHILIPPINES) CORPORATION, a corporation duly organized and existing under and by virtue of Philippine laws, with office address c/o 21st Floor Philamlife Tower, Paseo de Roxas, Makati, Metro Manila, Philippines (“MCE Leisure”),

Each of the Philippine Parties, the MCE Parties and MCE Leisure shall be known as a “Licensee” or “Party”, and collectively, as the “Licensees” or “Parties”.

RECITALS

(A)	The Licensees are the named licensees and holders of the Casino License.

(B)	The Licensees have entered into an agreement for the purpose of regulating the relationship of the Licensees as the named licensees and holders of the Casino License (the “Cooperation Agreement”).

(C)	Under the Cooperation Agreement, the Licensees have appointed MCE Leisure as the Special Purpose Entity.

(D)	Belle and MCE Leisure have executed the Belle Lease, whereby Belle has agreed to lease to MCE Leisure the Land and Building Structures on the terms of lease.

(E)	MCE Leisure has agreed to operate and manage the Project on the terms of this Agreement for the purposes of generating revenue.

EXECUTION VERSION

NOW, THEREFORE, the Parties hereto agree as follows:

SECTION 1. DEFINITIONS AND CONSTRUCTION

1.01	Defined Terms

Unless defined in this Agreement (including, for the avoidance of doubt Schedule 2), capitalized terms have the meaning ascribed to such terms in the Cooperation Agreement.

1.02	Principles of Construction

(a)	Unless the context requires otherwise, words imputing the singular include the plural and vice versa, and words importing a gender include every gender.

(b)	If a word or phrase is defined, its other grammatical forms have corresponding meanings.

(c)	A reference to “includes” means includes without limitation.

(d)	References to statutory provisions shall be construed as references to those provisions as amended or re-enacted or as their application is modified by other statutory provisions (whether before or after the date hereof) from time to time and shall include any statutory provision of which they are re-enactments (whether with or without modification).

(e)	Save where the contrary is indicated, any reference to this Agreement or any other agreement or document shall be construed as a reference to this Agreement, or other agreement or document as the same may have been, or may from time to time be (subject to any restrictions therein), amended, varied, novated, supplemented, replaced or substituted, and shall include all the schedules, annexes, exhibits and supplements to all of the foregoing.

(f)	Reference to “Person” denotes natural persons, corporations, partnerships, joint ventures, trusts, unincorporated organizations, political subdivisions, agencies or instrumentalities, and such reference to a “Person” shall include its respective successors and permitted assigns.

(g)	References herein to “Sections” and “Schedules” are to be construed as references to the Sections and Schedules of and to this Agreement unless the context requires otherwise.

(h)	A “month” is the period commencing on a specified day in a calendar month and ending on the numerically corresponding day in the immediately succeeding calendar month (or if there is no day so corresponding in the calendar month in which such period ends, such period shall end on the last day of such calendar month).

(i)	The headings in this Agreement are inserted for convenience only and shall not affect the interpretation of this Agreement.

(j)	No rule of construction will apply to a Section to the disadvantage of a Party merely because that Party put forward the Section or would otherwise benefit from it.

(k)	The obligations of the Philippine Parties together under this Agreement shall be joint and several, except in relation to Sections 4.05(b) and 14.06 which shall be (despite anything to the contrary in those Sections) the joint and several liability of each of Belle and PLAI.

1.03	Schedules

The following Schedules form integral parts of this Agreement:

Schedule 1	Defined Terms
Schedule 2	Formula for Fees Payable to PLAI

EXECUTION VERSION

SECTION 2. TERM

2.01	Commencement

This Agreement shall take effect on the date of execution of this Agreement by each of the Parties.

2.02	Term

(a)	This Agreement shall, subject to Section 2.02(b), continue in full force and effect for the period of the Casino License (as that license is extended, restored or renewed), unless terminated earlier in accordance with the terms of this Agreement (“Term”).

(b)	If the Casino License is terminated or suspended (other than due to the default of a Party) this Agreement will continue for a further period of twelve (12) months from the date of termination or suspension (“Suspension Period”), and if, during that period, the Casino License is restored to the Licensees, this Agreement shall continue in full force and effect for the period of the restored Casino License. During the Suspension Period, MCE Leisure’s obligations under this Agreement will be suspended.

(c)	If at the end of the Suspension Period the Casino License has not been restored to the Licensees this Agreement will automatically terminate.

(d)	The Parties agree that if the Casino License is extended or renewed after July 11, 2033, or restored during the Suspension Period as contemplated by Section 2.02(b) and PAGCOR amends or modifies the Casino License in connection with any such extension, renewal, or the restoration, the Parties shall consult with each other for the purposes of agreeing such amendments and modifications to this Agreement which may be reasonably necessary to take into account any amendments of modifications made by PAGCOR to the Casino License.

SECTION 3. APPOINTMENT OF MCE LEISURE

3.01	Appointment

The Licensees appoint MCE Leisure as the sole and exclusive operator and manager of the Project for the Term, and MCE Leisure accepts that appointment, on the terms of this Agreement.

3.02	Standard of Care

MCE Leisure shall use commercially reasonable efforts to operate the Project in a manner consistent with the Casino License (including the Project Implementation Plan), the PAGCOR Wrap Letter, the Technical and Pre-Operating Budget and the Annual Operating Budget.

3.03	Liability

(a)	Despite any provision of this Agreement to the contrary, MCE Leisure shall not be liable for any Loss suffered or incurred by any of the Philippine Parties or MCE Parties, arising out of or in connection with, or to the extent such Loss is contributed to, or increased by, any breach by MCE Leisure of this Agreement, in each case where such breach arises directly or indirectly out of, or in connection with, or is caused by, a breach by any of the Philippine Parties or MCE Parties (as applicable) of any Transaction Document or Ancillary Document or by any of the Philippine Parties or MCE Parties (as applicable) causing (whether by act or omission) MCE Leisure to breach any Applicable Laws or financing agreement to which it is a party.

(b)	For the purposes of Section 3.03(a) only, and for the avoidance of doubt, “Loss” shall include any loss or profits, consequential loss, or special damages.

EXECUTION VERSION

3.04	General Powers

(a)	Without limiting Section 3.01, MCE Leisure shall be responsible for, and have sole discretion and control over, all matters relating to the management and operation of the Project (including prior to Opening) and including:

(i)	the casino and gaming operations of the Casino;

(ii)	the hotel, retail and other non-gaming components of the Project;

(iii)	charges for rooms and commercial space;

(iv)	the determination of gaming and non-gaming credit policies and all credit grant and collection decisions and actions including related criminal and civil legal actions to collect debt;

(v)	food and beverage service and policies;

(vi)	employment policies and determination of salaries and benefits;

(vii)	procurement of all furniture, fixtures and equipment including gaming equipment;

(viii)	Inventories;

(ix)	supplies and services;

(x)	promotion;

(xi)	advertising;

(xii)	publicity and marketing;

(xiii)	appointment of, and entry into agreements with, gaming promoters;

(xiv)	the formulation and implementation of policies and procedures consistent with the operation, management and maintenance of the Project, including the casino, hotel, retail, and other non-gaming components on the Land and Building Structures;

(xv)	any of the matters listed in Sections 3.04(a)(i) to 3.04(a)(xiv) in relation to the period prior to Opening; and

(xvi)	all other activities necessary, desirable or incidental to, or for, in MCE Leisure’s sole discretion, the management and the operation of the Project.

(b)	For the avoidance of doubt, the Philippine Parties shall have, and assume, no responsibility whatsoever under this Agreement for the operation and management of the Project.

3.05	Contracts, Equipment Leases and Other Agreements

(a)	Subject to Section 3.05(b), MCE Leisure is entitled to grant concessions, lease commercial space and enter into any other contract, equipment lease, agreement, commitment, understanding or arrangement (whether oral or written) pertaining to or otherwise related to, necessary, desirable or incidental to or for, in MCE Leisure’s sole discretion, the operation and management of the Project and including the matters listed in Section 3.04(a) (such concession, lease, equipment lease, contract, agreement, commitment, understanding or arrangement being a “Contract” and together the “Contracts”).

(b)	MCE Leisure must not enter into any Contract outside the ordinary course of the operation and management of the Project with an aggregate contract value of more than U.S. Dollars Three Million (US$3,000,000) (increased by five percent (5%) each year on the anniversary of the date of entry into this Agreement) without the prior approval of the other Licensees (such consent not to be unreasonably withheld, delayed or conditioned).

EXECUTION VERSION

(c)	All Contracts shall be entered into in the name of MCE Leisure or such other Person as MCE Leisure may designate.

(d)	MCE Leisure must provide to each of the other Licensees, no later than twenty (20) Business Days after each anniversary of the date of entry into this Agreement, a list of the Contracts (other than junket promoter agreements) with an aggregate contract value of more than U.S. Dollars Two Million (US$2,000,000) and a summary of the key terms of each such Contract in each case in effect as at that date and provided that the Licensee agrees to such obligations of confidentiality as MCE Leisure may determine in its sole discretion.

3.06	Sub-contracting

The Parties agree that:

(a)	all obligations to be performed by MCE Leisure under this Agreement may be performed or discharged by MCE Leisure or any other Person designated by MCE Leisure; and

(b)	MCE Leisure remains liable for the performance and discharge of all obligations to be performed by it under this Agreement (despite another Person being designated by MCE Leisure to perform or discharge those obligations or another Person entering into Contracts relating to the operation or management of the Project).

3.07	Client Database

(a)	MCE Leisure shall establish a client database in connection with the Casino and other businesses carried out on the Land and Building Structures (“Client Database”).

(b)	The Philippine Parties shall do all things reasonably required by MCE Leisure to contribute to the development of, and to assist in the population of, the Client Database (including providing names and details of persons for inclusion in that database).

(c)	Only the MCE Group shall have access to the Client Database.

SECTION 4. OPERATION

4.01	Use of Land and Building Structures

(a)	MCE Leisure shall use the Land and Building Structures solely for the operation and management of the Project and for all casino gaming, hotel, retail, and other non-gaming, and other related or ancillary commercial and other activities related to, desirable for, or incidental to, the Project.

(b)	The Licensees (other than MCE Leisure) agree that MCE Leisure may cause or arrange to be provided to the Project certain services which are provided generally on a central or regional basis to other projects or other properties either managed or operated by MCE Leisure or its Affiliates, including:

(i)	marketing, advertising and promotion;

(ii)	recruiting, training, career development;

(iii)	financial accounting, management and legal services;

(iv)	internal audit and compliance;

(v)	strategic planning, private jet and international office support;

(vi)	employee benefits administration;

EXECUTION VERSION

(vii)	engineering, risk and insurance management;

(viii)	information technology;

(ix)	purchases arising in the ordinary course of operations;

(x)	reservation systems; and

(xi)	such other additional services as are or may be, from time to time, provided for the benefit of MCE Leisure or its Affiliates’ other projects or properties or in substitution for services performed at MCE Leisure’s or any of its Affiliate’s individual properties which may, in the opinion of MCE Leisure, be more efficiently performed on a group basis.

(c)	MCE Leisure agrees that all services to be provided under Section 4.01(b) under any Contract having an aggregate Contract value of equal to or greater than U.S. Dollars Three Million (US$3,000,000) (increased by five percent (5%) each year on the anniversary of the date of entry into this Agreement) must be entered into on arm’s-length terms.

(d)	MCE Leisure shall be entitled to treat, as a deduction in the calculation of the relevant Casino Gaming EBITDA as provided in Schedule 2, all complimentary hotel rooms, food and beverage, and other non-gaming services used at competitive market rates and shall be allowed to offer benefits to clients in a such a manner it deems appropriate.

4.02	Expenses

(a)	MCE Leisure shall be liable for and must pay all of the costs and expenses in relation to the operation, management and maintenance (other than costs the Philippine Parties are liable to pay under this or any other Transaction Document) of the Project.

(b)	The Licensees agree that, for the avoidance of doubt, the costs and expenses paid or incurred by MCE Leisure in relation to the operation and management and maintenance of the Casino shall be allowed as a deduction in the calculation of the relevant Casino Gaming EBITDA as provided in Schedule 2.

(c)	Without limiting any of the rights the MCE Parties may have under any Transaction Document or Ancillary Document, MCE Leisure shall not be liable to pay any costs and expenses under Section 4.02(a) to the extent such costs and expenses are suffered or incurred, contributed to, or increased by (and whether directly or indirectly by) any breach of the Philippine Parties of any Transaction Document or an Ancillary Document or by any of the Philippine Parties causing (whether by act or omission) MCE Leisure to breach any Applicable Laws or financing or other agreement to which it is a party.

4.03	Surety Bond

MCE Leisure shall pay the premiums for any surety bond required by PAGCOR under the Provisional License for the purposes of guaranteeing payment of the License Fees in connection with the Casino operation and any such payment shall be allowed as a deduction in the calculation of the relevant Casino Gaming EBITDA as provided in Schedule 2.

4.04	Audit and Gaming Reports

(a)	The Philippine Parties (together) shall, on prior written notice to MCE Leisure, have the right (at their sole cost) to appoint an internationally recognised audit firm to audit, no more than once each calendar year, the calculation of relevant Casino Gaming EBITDA in Schedule 2.

(b)	MCE Leisure shall provide to any audit firm appointed under Section 4.04(a):

(i)	copies of supporting documents (including contracts, invoices and receipts) relating to the calculation of relevant Casino Gaming EBITDA;

EXECUTION VERSION

(ii)	reasonable access to the books and financial accounting records of MCE Leisure for the purposes of the audit; and

(iii)	reasonable access to members of the senior management of MCE Leisure to discuss the calculations in Schedule 2.

(c)	MCE Leisure shall provide to each of the other Licensees a copy of the annual audit report of MCE Leisure within 10 Business Days from filing thereof with the relevant Government Authority.

(d)	MCE Leisure shall provide to the auditor such assistance as reasonably required for the purposes of the audit under Section 4.04(b) but at no time is it required to incur additional expenditure or provide dedicated staff to assist in, or in connection with, any such audit.

(e)	MCE Leisure shall provide to each of the other Licensees copies of any gaming reports provided by it to the monitoring team of PAGCOR within ten (10) Business Days of providing such report to PAGCOR.

4.05	General

(a)	The Licensees (other than MCE Leisure) shall not:

(i)	hold themselves out as either or both the manager and operator of the Project or as an agent of MCE Leisure without prior written authority from MCE Leisure; and

(ii)	have any authority to perform or discharge any obligation or duty that is binding on MCE Leisure or cause or incur any obligation or liability for or on behalf of MCE Leisure.

(b)	The Licensees (other than MCE Leisure) shall indemnify MCE Leisure from any and all Loss suffered or incurred by MCE Leisure arising out of or in connection with any breach by the Licensees (other than MCE Leisure) of Section 4.05(a).

SECTION 5. WORKING CAPITAL AND INVENTORIES

5.01	Working Capital and Inventories

(a)	MCE Leisure shall fund, or procure the funding of, Working Capital and Inventories, which, however funded, are and shall remain, at all times, the property of MCE Leisure.

(b)	The Philippines Parties shall not be liable to fund Working Capital and Inventories (except if required to do so under the Cooperation Agreement).

5.02	Fixed Assets

MCE Leisure shall provide the funds necessary to supply the Project with furniture, fittings and equipment as reasonably determined by it to be adequate for the proper and efficient operation of the Project, except to the extent such funds are required to be spent, or the amount of such funds is increased, directly or indirectly as a result of a breach by any of the Philippine Parties of any Transaction Document or Ancillary Document or by any of the Philippine Parties causing (whether by act or omission) MCE Leisure to breach any Applicable Laws or financing agreement to which it is a party.

EXECUTION VERSION

SECTION 6. MAINTENANCE, REPLACEMENT AND CHANGES

6.01	Repairs and Maintenance

(a)	MCE Leisure shall, in its sole discretion:

(i)	implement policies and procedures relating to the repairs and maintenance to the Land and Building Structures and its fixtures, furniture, furnishings and equipment (“FF&E”) in order to keep the same in good repair and condition; and

(ii)	supervise the implementation of such policies and procedures from time to time as it deems reasonably necessary for such purposes.

(b)	For avoidance of doubt, the Licensees agree that repair and maintenance costs to be allocated to the Casino are allowed as deductions in the calculation of the relevant Casino Gaming EBITDA as provided in Schedule 2.

(c)	All changes, repairs, alterations, improvements, renewals or replacements contemplated by this Section 6.01 shall be the property of MCE Leisure.

(d)	For the avoidance of doubt, nothing in this Section 6.01 shall require MCE Leisure to undertake any repairs and maintenance which are the responsibility of Belle under the Belle Lease.

SECTION 7. EMPLOYEES

7.01	Employee Hiring and Termination

(a)	MCE Leisure shall, in its sole discretion and in compliance with Applicable Laws, be responsible for the hiring, promotion, supervision and discharge of all personnel working on the Project (other than those personnel engaged in the construction of the Phase 1 Building and Phase 2 Building).

(b)	MCE Leisure, or its designated entities, shall be the employer of the personnel hired for the Project.

7.02	Costs, Benefit Plans

(a)	MCE Leisure shall determine the employees’ terms of employment, including compensation, and establish and maintain all policies relating to employment, in accordance with Applicable Laws.

(b)	Without limiting Section 7.02(a), MCE Leisure may provide the employees of the Project with pension, medical and health, life insurance, and similar employee benefit plans (“Benefit Plans”) as are reasonably necessary to attract and retain employees and generally remain competitive.

(c)	The Benefit Plans may be joint plans for the benefit of employees at more than one (1) property owned, leased or managed or operated by MCE Leisure or any of its Affiliates and any employer contributions to such plans (including any withdrawal liability incurred upon termination of this Agreement) and administrative fees, in connection with them, shall be the responsibility of MCE Leisure, provided that only such employer contributions and administrative fees pertaining to employees rendering services to the Project shall be allowed as deductions in the calculation of the relevant Casino Gaming EBITDA as provided in Schedule 2.

EXECUTION VERSION

7.03	Employees

(a)	All personnel employed at the Project will be the employees of MCE Leisure or its nominated entity for all purposes, including national and local tax and reporting purposes, and all costs and expenses, of whatever nature, incurred in connection with such employees, including wages, salaries, on-site staff, bonuses, commissions, fringe benefits, employee benefits, recruitment costs, workmen’s compensation and unemployment insurance premiums, payroll taxes, severance payments, vacation and sick leave will be recognised in the accounts of MCE Leisure.

(b)	MCE Leisure shall use such care when hiring any employees as may be common to the casino and hospitality business and consistent with the standards of operation of MCE Leisure.

SECTION 8. BUDGETS

8.01	Budgets

(a)	No later than three (3) months prior to the Opening, MCE Leisure shall prepare and deliver to the other Licensees a technical and pre-operating plan and budget setting out in detail an estimated profit and loss statement for the Project for the next five (5) years, including a schedule of Project room rentals and other rentals and a marketing and business plan for the Project.

(b)	The budget in Section 8.01(a) shall be prepared in accordance with MCE Leisure’s then current practices or as may be determined by MCE Leisure (the “Technical and Pre-Operating Budget”).

(c)	No later than fifteen (15) days prior to the beginning of each Fiscal Year, MCE Leisure shall prepare and deliver to the other Licensees:

(i)	the operating budget approved by MCE Leisure for the ensuing Fiscal Year setting forth in detail an estimated profit and loss statement for the next twelve (12) month accounting period, including a schedule of Project room rentals and other rentals and a marketing and business plan for the Project, such budgets to be prepared in accordance with MCE Leisure’s current practices or as may be determined by MCE Leisure from time to time (the “Annual Operating Budget”); and

(ii)	a budget for the expenditures necessary for replacement FF&E and building repairs contemplated by Section 6.01 for the ensuing Fiscal Year (“Capital Improvement Budget”).

(d)	All plans and budgets, forecasts, projections and reports to be provided to the Licensees are for internal reference and monitoring purposes only, and the Licensees shall keep such information on a strictly confidential basis as provided in Section 17.

(e)	Subject to Section 3.02, MCE Leisure shall have no liability to the Licensees, and shall not be in breach of any Transaction Document if the actual operating results vary from the Technical and Pre-Operating Budget or Annual Operating Budget for any reason and the failure of the Project to perform in accordance with any such budget shall not constitute a breach by MCE Leisure of this Agreement.

8.02	Budget Revisions

(a)	The Licensees and MCE Leisure acknowledge and agree that the Annual Operating Budgets are merely forecasts of operating revenues and expenses for a Fiscal Year and are not a guarantee of future revenues.

(b)	The Licensees agree that the Annual Operating Budgets and the Capital Improvement Budget may be modified or revised by MCE Leisure from time to time, and MCE Leisure shall provide the Licensees with copies of such revisions from time to time.

(c)	MCE Leisure shall provide the Philippine Parties with a revised forecast on a timely basis should result expectations (adjusted for rolling chip win rate (as determined by MCE Leisure consistently with MCE Group’s then current practices from time to time) above or below the theoretical percentage of two point eight percent (2.80%)) for the relevant year be lower than fifteen percent (15%) below budget or the prior forecast provided.

EXECUTION VERSION

8.03	Budget Consultations

MCE Leisure may consult with the other Licensees on matters of policy concerning management, sales, room rates, wage scales, personnel, general overall operating procedures, economics and operation and other matters affecting the operation of the Project, but it has no obligation to do so.

SECTION 9. PAYMENTS, FEES AND EXPENSES

9.01	Gross Win and Non-Gaming Revenue

MCE Leisure shall be entitled to receive and retain one hundred percent (100%) of the Gross Win and all non-gaming revenue (including, for the avoidance of doubt, all revenue from the hotel, retail and other non-gaming components of the Project).

9.02	Monthly Payment and VIP True Up Payment

In consideration of PLAI agreeing to the appointment of MCE Leisure as the Special Purpose Entity in place of PLAI, MCE Leisure agrees to pay to PLAI (if applicable) the Monthly Mass Payment, the Monthly VIP Payment and the VIP True Up Payment in accordance with Section 9.04.

9.03	Calculation of Monthly Mass Payment, Monthly VIP Payment and VIP True Up Payment

MCE Leisure must calculate the Monthly Mass Payment, Monthly VIP Payment and VIP True Up Payment in accordance with Schedule 2.

9.04	Timing of payments

MCE Leisure shall pay to PLAI, if applicable:

(a)	the Monthly Mass Payment and Monthly VIP Payment, in each case on or before the date twenty (20) Business Days after the end of the calendar month to which the relevant payment relates; and

(b)	the VIP True Up Payment on or before the date forty (40) Business Days after the end of the Fiscal Period to which the relevant payment relates.

9.05	Audit accounts payments

(a)	MCE Leisure agrees that it will, as soon as practicable after finalisation of its annual audit report for each Fiscal Year ending on the last day of a Fiscal Period calculate the aggregate amount of Monthly Mass Payments, Monthly VIP Payments and the VIP Payment on the basis of the result of that annual audit and the audit for the preceding Fiscal Year (“Final Payment Amount”).

(b)	The Licensees agree that if the Final Payment Amount:

(i)	is greater than the aggregate of the Monthly Mass Payment, Monthly VIP Payment and VIP True Up Payment paid under this Section 9 in respect of that Fiscal Period (“Aggregate Payment Amount”), MCE Leisure must pay to PLAI the amount of that difference within twenty (20) Business Days of the date of determination of the Final Payment Amount; or

(ii)	is less than the Aggregate Payment Amount, then MCE Leisure will be entitled to deduct the amount of the difference from any payment required to be made by MCE Leisure in respect of the following Fiscal Period under this Section 9.

EXECUTION VERSION

9.06	Evidence of calculation

MCE Leisure must provide to PLAI reasonable details of the calculation of the Monthly Mass Payment, the Monthly VIP Payment and the VIP True Up Payment on or before the date of payment of the amount to which such calculations relate.

9.07	Payment of License Fees and Expenses

(a)	MCE Leisure shall be liable for payment of:

(i)	the License Fees and other payments to PAGCOR under the Casino License; and

(ii)	all taxes, fees and dues relating to the operation and management of the Land and Building Structures (including tax payments on the operations of the Casino, hotel, non-gaming and commercial lease and retail establishments), and such amounts shall be allowed as deductions in the calculation of the relevant Casino Gaming EBITDA as provided in Schedule 2.

(b)	For the avoidance of doubt, MCE Leisure shall not be liable for the payment of real property taxes on the Land and Building Structures, which Belle shall be liable for and shall promptly pay.

(c)	Each Party shall be solely liable to pay the corporate income tax applicable to it.

(d)	The Parties agree that the Philippine Parties shall not be liable for any gaming losses incurred by MCE Leisure or the Project over a Fiscal Period. Despite the preceding sentence, any monthly gaming losses will be treated in accordance with the methodology set out in Schedule 2.

9.08	Review of Casino operations

(a)	MCE Leisure must on or before the date forty (40) Business Days after the end of each Fiscal Period, calculate PLAI VIP Net Win and PLAI VIP EBITDA for that period and serve a notice on the Philippine Parties specifying those amounts (together with reasonable details of the calculation of each such amount).

(b)	If PLAI VIP EBITDA is less than PLAI VIP Net Win, each of Licensees agree to meet in Hong Kong (or such other location as they may agree in writing) within ten (10) Business Days of the date of the notice in Section 9.08(a) to:

(i)	discuss and review the financial performance and operations of the Project and the amounts to be retained by MCE Leisure, and paid to PLAI, in each case under this Section 9; and

(ii)	to negotiate in good faith such changes to either or both the business and operations of the Project and the formulation for the calculation of the payments contemplated by this Section 9 as they may agree.

(c)	If the Licensees are unable to reach agreement under Section 9.08(b) within ninety (90) Business Days after the date of first meeting under that Section (“Closure Date”), MCE Leisure must as soon as practicable after the Closure Date suspend the VIP Market operations at the Casino and, despite any provision in this Agreement or any other Transaction Document to the contrary, the rent payable in respect of that part of the Phase 1 Building designed primarily or exclusively for the usage of VIPs (including all areas and related facilities such as food and beverage, lounges and other similar or ancillary areas or facilities designed primarily or exclusively for usage of VIPs and/or access is reserved for the exclusive use of VIPs) will be abated for so long as the VIP Market operations at the Casino are suspended.

EXECUTION VERSION

9.09	Withholding of Taxes, Duties, Fees, Liabilities or Other Charges

(a)	If the amount payable to PLAI as provided in Section 9.02 or any other amount to be paid to PLAI pursuant to this Agreement is subject to any deductions or withholdings for any present or future taxes, duties, fees, liabilities or other charges imposed by any competent Government Authority in the Philippines or under Applicable Laws, MCE Leisure will withhold such amount and make the necessary payments to the relevant Government Authority and any amounts payable to PLAI under this Section 9.09 will be reduced accordingly.

(b)	Belle shall, in consultation with MCE Leisure, determine the rate of withholding under Applicable Laws. Belle shall indemnify MCE Leisure for any Loss suffered or incurred by MCE Leisure arising out of, or in connection with, the withholding by MCE Leisure of taxes at the rate specified by Belle.

9.010	Late Payments

Any payments due by one Party to the other and not paid on or before the applicable due date in this Agreement or on or before the due dates indicated in the relevant invoices shall accrue interest at five percent (5%) per annum on the unpaid portions, unless such payment is disputed and being resolved.

SECTION 10. INSURANCE

(a)	The Philippine Parties shall procure insurance as required under the Cooperation Agreement.

(b)	MCE Leisure shall be entitled to procure third party liability insurance for an amount of U.S. Dollars Two Hundred Million (US$200,000,000) for the operation, management and maintenance of the Project, crime insurance and business interruption insurance, the costs of which shall be allowed as deductions in the calculation of the relevant Casino Gaming EBITDA as provided in Schedule 2.

SECTION 11. ACCOUNTING & FINANCE, LEGAL & COMPLIANCE

11.01	Management

The management of all finance, legal and accounting functions of MCE Leisure in relation to the Project will be the responsibility of MCE Leisure.

11.02	Costs

MCE Leisure agrees it will not charge to the Project the costs of any consultants engaged by any Affiliate of it for the purpose of preparing any consolidated audited accounts required to be prepared by that Affiliate.

SECTION 12. PROPRIETARY MARKS; INTELLECTUAL PROPERTY

12.01	Intellectual Property

(a)	All Intellectual Property (including Software as well as manuals, brochures, policies, and directives issued by MCE Leisure to the employees at the Project regarding procedures and techniques to be used in operating the Project) developed, used or created by MCE Leisure or any of its Affiliates at any time (including in the performance of its obligations under this Agreement) and used on, or in connection with, the Project shall at all times be owned by MCE Leisure.

EXECUTION VERSION

(b)	Nothing in this Agreement shall require MCE Leisure or any Affiliate to share any Intellectual Property (including any previously developed trade secrets, customer lists or databases or trademarks or trade names or other existing or future Intellectual Property) developed by any of them with the Philippine Parties or to use any such Intellectual Property in the performance by MCE Leisure of its duties.

(c)	To the extent that MCE Leisure develops and/or utilizes unique and proprietary processes in the performance of its obligations hereunder, these shall remain the property of MCE Leisure.

12.02	Marks and Brands

The marks and brands used by MCE Leisure in the Project shall be owned by MCE Leisure and on termination of this Agreement MCE Leisure may enter into a licensing agreement for the use of such marks and brands as it may determine.

SECTION 13. OTHER COVENANTS

13.01	General obligations

The Licensees shall do all things reasonably required by MCE Leisure (including providing any information requested by a Government Authority) to assist MCE Leisure and any of its Affiliates to comply with any Applicable Law (including the Casino License) and the requirements, rules and regulations of any Government Authority.

13.02	Foreign Corrupt Practices Act Undertaking

Sections 9.01 to 9.03 (inclusive) of the Cooperation Agreement (“Foreign Corrupt Practices Act Undertaking”, “Rights of MCE Leisure” and “Anti-Corruption”) shall apply and the Parties agree to be bound by the covenants and undertakings specified in those Sections as if the representations, covenants and undertakings in those Sections were repeated in this Agreement.

SECTION 14. REPRESENTATIONS AND WARRANTIES

14.01	Common Representations and Warranties

The Philippine Parties represent and warrant to the MCE Parties and MCE Leisure in respect of each Philippine Party that, except as otherwise disclosed in Philippine Parties Disclosure Letter, and the MCE Parties and MCE Leisure represent and warrant to the Philippine Parties in respect of each MCE Party and MCE Leisure (as applicable) that, except as otherwise disclosed in the MCE Disclosure Letter:

(a)	it is a corporation duly organized, validly existing and in good standing under Philippine laws, is duly qualified to do business in all jurisdictions where the ownership of its assets or the conduct of its business requires such qualification, has full legal capacity and possesses the capacity to sue or be sued in its own name, has the power to own its property and assets and carry on its business as it is now being conducted;

(b)	it has full legal right, power and authority to execute and deliver, incur the obligations provided for in, and observe the terms and conditions of, this Agreement, except for approvals as may be required to be subsequently obtained in accordance with the terms of this Agreement;

(c)	it has taken all appropriate and necessary corporate and legal action to authorize the execution, delivery and performance of this Agreement;

EXECUTION VERSION

(d)	this Agreement constitutes its legal, valid and binding obligations, enforceable in accordance with their respective terms;

(e)	its execution, delivery and performance of this Agreement does not and will not (i) violate any Applicable Law; or (ii) conflict with or result in the breach of, or result in the imposition of any Encumbrance under any agreement or instrument to it is a party or by which any of its property is bound; and

(f)	no Insolvency Event has occurred in relation to it.

14.02	Representations and Warranties of Belle

Belle represents and warrants to each of the MCE Parties and MCE Leisure that, except as otherwise disclosed in the Philippine Parties Disclosure Letter:

(a)	it has full legal right, power and authority to execute and deliver, incur the obligations provided for in, and observe the terms and conditions of this Agreement, for and on behalf of each of SMIC and PLAI, except for approvals as may be required to be subsequently obtained in accordance with the terms of this Agreement; and

(b)	each of SMIC and PLAI has taken all appropriate and necessary corporate and legal action to authorize the execution, delivery and performance of this Agreement by Belle for and on behalf of such company.

14.03	Representations and Warranties of MCE 2 Holdings

MCE 2 Holdings represents and warrants to each of the Philippine Parties that except as otherwise disclosed in the MCE Disclosure Letter:

(a)	it has full legal right, power and authority to execute and deliver, incur the obligations provided for in, and observe the terms and conditions of, this Agreement, for and on behalf of MCE Holdings except for approvals as may be required to be subsequently obtained in accordance with the terms of this Agreement; and

(b)	MCE Holdings has taken all appropriate and necessary corporate and legal action to authorize the execution, delivery and performance of this Agreement by MCE 2 Holdings for and on behalf of MCE Holdings.

14.04	Representations and Warranties

The representations and warranties in this Section 14 are given as at, and are true, complete and accurate as of, the date of this Agreement.

14.05	Reliance on Representations

Each of the representations and warranties herein is deemed to be a separate representation and warranty and each of the Philippine Parties, MCE Parties and MCE Leisure has placed complete reliance thereon in agreeing to execute this Agreement. Each representation and warranty shall survive the termination of this Agreement.

14.06	Indemnity

Each Party (the “first Party”) indemnifies each other Party (the “second Party”) against any Loss suffered or incurred by the second Party as a result of the breach of any warranty given by the first Party in this Section 14.

EXECUTION VERSION

SECTION 15. POWERS AND REPRESENTATIVES

15.01	Powers of Belle under this Agreement

(a)	Each of SMIC and PLAI irrevocably appoints Belle as its agent and attorney, to the exclusion of each of SMIC and PLAI, to do anything permitted or required to be done by it under this Agreement, including:

(i)	exercise any rights or powers SMIC or PLAI may have under this Agreement (including as Licensees and Philippine Parties, and together with Belle as the Philippine Parties);

(ii)	carry out any act, approve or consent to any matter under this Agreement;

(iii)	amend, vary or waive any rights SMIC or PLAI has or may have under this Agreement;

(iv)	execute any agreement necessary or desirable under or in connection with this Agreement or the transactions contemplated by it;

(v)	accept and give notices under this Agreement;

(vi)	conduct, defend, negotiate, settle, compromise or appeal any claim under or in connection with this Agreement; and

(vii)	receive any amount owed or payable to it.

(b)	Each of SMIC and PLAI irrevocably agree:

(i)	that all acts and things done by Belle in exercising powers under this Agreement on behalf of SMIC or PLAI will be as good and valid as if they had been done by that company;

(ii)	to ratify and confirm whatever is done by Belle in exercising powers on behalf of SMIC and PLAI under this Agreement (including under Section 15.01(a)); and

(iii)	that any rights SMIC or PLAI have or may have under this Agreement (including as a Licensee, a Philippine Party and together with Belle as the Philippine Parties) may only be exercised by Belle and SMIC and PLAI will not exercise any such rights in their own name.

(c)	Belle agrees that it is liable for, and must perform and discharge, any and all obligations and liabilities of each of SMIC and PLAI under or in connection with this Agreement.

(d)	The Philippine Parties indemnify each MCE Party and MCE Leisure from any Loss suffered or incurred by as a result of:

(i)	any breach by any of SMIC and PLAI of this Section 15.01(b); and

(ii)	the exercise by Belle of any powers under Section 15.01(a).

15.02	Powers of MCE 2 Holdings under this Agreement

(a)	MCE Holdings irrevocably appoints MCE 2 Holdings as its agent and attorney, to the exclusion of MCE Holdings, to do anything permitted or required to be done by MCE Holdings under this Agreement, including:

(i)	exercise any rights or powers MCE Holdings may have under this Agreement (including as a Licensee and MCE Party);

(ii)	carry out any act, approve or consent to any matter under this Agreement;

EXECUTION VERSION

(iii)	amend, vary or waive any rights MCE Holdings has or may have under this Agreement;

(iv)	execute any agreement necessary or desirable under or in connection with this Agreement or the transactions contemplated by it;

(v)	accept and give notices under this Agreement;

(vi)	conduct, defend, negotiate, settle, compromise or appeal any claim under or in connection with this Agreement; and

(vii)	receive any amount owed or payable to it.

(b)	MCE Holdings irrevocably agrees:

(i)	that all acts and things done by MCE 2 Holdings in exercising powers under this Agreement on behalf of MCE Holdings will be as good and valid as if they had been done by MCE Holdings;

(ii)	to ratify and confirm whatever is done by MCE 2 Holdings in exercising powers on behalf of MCE Holdings under this Agreement (including under Section 15.02(a)); and

(iii)	that any rights MCE Holdings has or may have under this Agreement (including as a Licensee and MCE Party) may only be exercised by MCE 2 Holdings and MCE Holdings will not exercise any such rights in its own name.

(c)	MCE 2 Holdings agrees that it is liable for, and must perform and discharge, any and all obligations and liabilities of MCE Holdings under or in connection with this Agreement.

(d)	The MCE Parties indemnify each Philippine Party from any Loss suffered or incurred by as a result of:

(i)	any breach by MCE Holdings of this Section 15.02(b); and

(ii)	the exercise by MCE 2 Holdings of any powers under Section 15.02(a).

SECTION 16. TERMINATION AND SUSPENSION

16.01	Termination

This Agreement may only be terminated:

(a)	by the mutual written consent of the Parties;

(b)	by MCE Leisure on written notice to the Philippine Parties, if a Philippine Party materially breaches this Agreement, and such breach is not capable of remedy, or if capable of remedy, is not remedied to the reasonable satisfaction of MCE Leisure within sixty (60) days of written notice from MCE Leisure to the breaching Philippine Party;

(c)	by a Philippine Party on written notice to MCE Leisure, if MCE Leisure materially breaches this Agreement, and such breach is not capable of remedy, or if capable of being remedied is not remedied to the reasonable satisfaction of the relevant Philippine Party within sixty (60) days of written notice from a Philippine Party to MCE Leisure, and such breach results in, or is reasonably likely to result in the Project being materially adversely affected; or

(d)	by the Philippine Parties or the MCE Parties if any of the other Transaction Documents are terminated in accordance with their terms.

EXECUTION VERSION

16.02	Effect of Termination

If this Agreement is terminated:

(a)	the Parties shall be entitled to exercise whatever remedies they have under the Cooperation Agreement only; and

(b)	none of the Parties shall be entitled to damages or any other remedy for any Losses suffered or incurred by any other Party under this Agreement whatsoever (including arising out of, or relating to, the events giving rise to the right of termination).

16.03	Suspension

The Parties agree that, if Sections 18.01(h), 18.02(c) or 18.03(d) of the Cooperation Agreement apply, the rights and obligations of the Parties under this Agreement will be suspended in accordance with those Sections.

16.04	Other

(a)	In all cases under Section 16.01, each Party must return to the relevant other Party, or destroy any records or confidential information given or disclosed to it.

(b)	Nothing in this Section 16 limits any rights a Party may have in respect of any breach of this Agreement arising prior to termination (other than in respect of that event giving rise to the right of termination).

(c)	This Section 16 survives termination of this Agreement.

SECTION 17. CONFIDENTIALITY OF INFORMATION

(a)	Each of the Philippine Parties, MCE Parties and MCE Leisure agree that it will keep this Agreement, and other documents, agreements, certificates, reports (including gaming reports), materials and papers provided or required under, or related to, this Agreement or the Project (the “Confidential Information”) confidential and will not disclose that information to any Person without the prior written consent of MCE Leisure, except on a need to know basis to:

(i)	its employees, consultants, directors, officers, agents and/or advisors; or

(ii)	its shareholders, investors, financiers, insurers and their respective advisors in connection with the Project, and such persons have been informed of and have agreed to comply with the terms of this confidentiality obligations under this Section 17.

(b)	The confidentiality obligations under Section 17(a) shall not apply to:

(i)	information which at the time of disclosure was already in the public domain;

(ii)	information properly obtained by a Party in a manner not involving any breach of confidentiality under this Agreement from a source other than the disclosing Party or its employees, director, officers, agents, shareholders, consultants, financiers, insurers, investors, and their agents, and/or advisors;

(iii)	disclosure required by Applicable Law; or

(iv)	disclosure required by any court, Government Authority or stock exchange with competent authority over any Party.

(c)	In the event of a breach of this Section 17 by a Party:

(i)	damages may be inadequate as a means of redressing any loss or damage suffered by a Party; and

(ii)	a Party is entitled to seek injunctive relief or other equitable form of relief as it considers necessary.

(d)	This Section 17 survives termination of this Agreement.

EXECUTION VERSION

SECTION 18. MISCELLANEOUS

18.01	Payments

The Parties agree that receipt by Belle of any funds or amounts owed by MCE Leisure to PLAI under this Agreement shall constitute a full discharge of MCE Leisure’s obligations in respect of the payment of the relevant amounts and MCE Leisure will not be obliged to see to or be liable for the ultimate distribution or subsequent payment of the funds so paid.

18.02	Governing Law

This Agreement shall be governed by, and construed in accordance with, the laws of the Republic of the Philippines.

18.03	Arbitration

(a)	If a dispute (“Dispute”) arises out of or relates to this Agreement (including any dispute as to the existence, breach or termination of this Agreement or as to any claim in tort, in equity or pursuant to any statute) a Party may only commence arbitration proceedings relating to the Dispute if the procedures set out in this Section 18.03 have been fulfilled.

(b)	A Party claiming the Dispute has arisen under or in relation to this Agreement must give written notice (“Dispute Notice”) to the other Parties to the Dispute specifying the nature of the Dispute.

(c)	On receipt of the Dispute Notice by the other Parties, all the Parties to the Dispute (“Disputing Parties”) must endeavour in good faith to resolve the Dispute expeditiously using informal dispute resolution techniques such as mediation, expert evaluation or determination or similar techniques agreed by them.

(d)	In the event that no resolution is reached under Section 18.03(c) within 30 days from the date the Dispute Notice is issued by a Party, the Dispute shall be referred to and finally resolved by arbitration in Hong Kong in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules for the time being in force, which rules are deemed to be incorporated by reference in this Section 18.03(d).

(e)	The Parties agree that the panel of arbitrators has jurisdiction to settle the issue of whether this Agreement (or any provision thereof) is void, unenforceable or ineffective.

(f)	The Hong Kong International Arbitration Centre tribunal shall consist of three arbitrators.

(g)	The arbitral proceedings shall be conducted in the English language. The arbitration proceedings shall be strictly confidential.

(h)	The arbitral award shall be final and binding upon the Parties and enforceable by any court having jurisdiction for this purpose.

(i)	By agreeing to arbitration pursuant to this Section 18.03, the Parties do not intend to deprive any court of its jurisdiction to issue an interim injunction or other interim relief in aid of the arbitration proceedings, provided that the Parties agree that they may seek only such relief as is consistent with their agreement to resolve the Dispute by way of arbitration. Without prejudice to such relief that may be granted by a national court, the arbitral tribunal shall have full authority to grant interim or provisional remedies or to order a Party to seek modification or vacation of the relief granted by a national court.

EXECUTION VERSION

(j)	Any dispute that arises under this Agreement must be resolved in accordance with this Section 18.03.

(k)	The Parties agree that this Section 18.03 constitutes a separate and independent agreement among them and no claim that this Agreement is void, unenforceable or ineffective shall preclude submission of any dispute, controversy or claim to arbitration.

18.04	Notices

(a)	All communications and notices under this Agreement shall be in writing and shall be personally delivered or transmitted via electronic mail, facsimile transmission or postage prepaid registered mail, addressed to the relevant Party at the addresses set forth below or such other address, contact details or contact persons as shall be designated by a Party in a written notice to the other Party:

SM Investments Corporation

10th Floor, One E-com Center, Mall of Asia Complex

J.W. Diokno Boulevard, Pasay City

Philippines

Attention:	Mr. Frederic DyBuncio

Senior Vice President, Portfolio

Telephone No. :	+63 2 857-8009

Facsimile No. :	+63 2 857-8009

Email Address	frederic.dybuncio@sminvestments.com

Belle Corporation

5th Floor, 2 E-com Center, Mall of Asia Complex

J.W. Diokno Boulevard, Pasay City

Philippines

Attention:	Mr. Armin B. Raquel-Santos

Deputy Head

Telephone No. :	+63 2 857-0100 local 1508

Facsimile No. :	+63 2 857-0140

Email Address:	armin.raquel-santos@sminvestments.com

PremiumLeisure and Amusement, Inc.

5th Floor, 2 E-com Center, Mall of Asia Complex

J.W. Diokno Boulevard, Pasay City

Philippines

Attention:	Mr. Armin B. Raquel-Santos

Executive Vice President

Telephone No. :	+63 2 857-0100 local 1508

Facsimile No. :	+63 2 857-0140

Email Address:	armin.raquel-santos@sminvestments.com

EXECUTION VERSION

If to MCE Holdings (Philippines) Corporation and MCE Holdings No. 2 (Philippines) Corporation c/- Melco Crown Entertainment Limited

Level 36, The Centrium

60 Wyndham Street, Central

Hong Kong

Attention:	Ms Stephanie Cheung

Chief Legal Officer, Melco Crown Entertainment

Telephone No:	+852 2598 3638

Facsimile No:	+852 2537 3618

Email Address:	scheung@melco-crown.com

If to MCE Leisure:

c/- Melco Crown Entertainment Limited

Level 36, The Centrium

60 Wyndham Street, Central

Hong Kong

Attention:	Ms Stephanie Cheung

Chief Legal Officer, Melco Crown Entertainment

Telephone No:	+852 2598 3638

Facsimile No:	+852 2537 3618

Email Address:	scheung@melco-crown.com

(b)	All notices shall be deemed duly given (i) on the date of receipt, if personally delivered, (ii) seven (7) days after posting, if by registered mail, or (iii) upon receipt of the written confirmation of the electronic mail or facsimile, if by electronic mail or facsimile transmission.

(c)	If a communication is given (i) after 5.00 pm in the place of receipt; or (ii) on a day which is a Saturday, Sunday or bank or public holiday in the place of receipt, it is taken as having been given at 9.00 am on the next day which is not a Saturday, Sunday or bank or public holiday in that place.

(d)	All communications must be given in English.

EXECUTION VERSION

18.05	Encumbrances

(a)	No Party shall create, permit to subsist, or suffer the existence of, any Encumbrance over, or rights in favour of any Person over, the Party’s interest in this Agreement except in the case of MCE Leisure, in connection with any financing or any loan facility to be obtained by the MCE Parties, or their Affiliates in connection with the Project (including from BDO).

(b)	The Licensees agree to do all things reasonably required by any MCE Party or MCE Leisure (including execute any document and deliver any notice) in connection with the creation by any MCE Party of any Encumbrance over this Agreement (including in favor of BDO) and the enforcement of any rights under such Encumbrance or other rights.

18.06	Successors and Assigns

(a)	This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

(b)	The MCE Parties and MCE Leisure may assign any of their rights under this Agreement to any Person in connection with the financing or any loan facility to be obtained by the MCE Parties or any of their Affiliates in connection with the Project (including from BDO).

(c)	Except as expressly permitted under this Agreement, no Party may assign, transfer or otherwise deal with its rights under this Agreement or allow any interest in them to arise or be varied without the consent of the other Parties.

18.07	Further Assurances

The Parties agree to execute or cause to be executed such additional agreements and documents, and to take such other actions, as may be necessary to affect the purposes of this Agreement.

18.08	Modifications

Any action or agreement by the Parties to modify this Agreement, in whole or in part, shall be binding upon the Parties, so long as such modification agreement is in writing and is executed by all of the Parties with the same formality with which this Agreement was executed.

18.09	Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same agreement. Each Party may execute this Agreement by signing any such counterpart.

18.010	Delay or Partial Exercise Not Waiver

No failure or delay on the part of any Party to exercise any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or by any related document. To be effective, any waiver of any right hereunder shall be in writing and be signed by a duly authorized officer or representative of the Party bound thereby.

18.011	No Agency

This Agreement shall not constitute any Party hereto as a legal representative or agent of the other, nor shall any Party have the right or authority to assume, create or incur any liability or any obligation of any kind, express or implied, against or in the name of or on behalf of the other Party.

EXECUTION VERSION

18.012	Severability

The invalidity of any Section (or portion thereof) of this Agreement shall not affect the remaining sections of this Agreement, all of which shall continue in full force and effect and shall be construed as if the invalid Section (or portion thereof) had not been inserted.

18.013	Direct Expenses

Each of the Parties shall bear their own respective expenses, including, without limitation, counsel and accountants’ fees, in connection with the preparation and negotiation of this Agreement.

18.014	Force Majeure

No Party shall be liable to the other in damages or otherwise, for any failure to perform any term or condition of this Agreement on account of any event of Force Majeure beyond such Party’s control. The Party suffering any event of Force Majeure shall notify the other Party in writing as soon as possible after the occurrence of Force Majeure and shall to the extent that it is capable of doing so, use its best endeavors to remove or remedy such cause of non-performance or delay in performance hereunder.

IN WITNESS WHEREOF, the Parties have caused this Operating Agreement to be executed by their duly authorized signatories on the date and at the place first above written.

BELLE CORPORATION for itself and on behalf of SM INVESTMENTS CORPORATION and PREMIUMLEISURE AND AMUSEMENT, INC.

By:

Name
Position

MCE HOLDINGS NO 2 (PHILIPPINES) CORPORATION for itself and MCE HOLDINGS (PHILIPPINES) CORPORATION

By:

Name
Position

MCE LEISURE (PHILIPPINES) CORPORATION

By:

Name
Position

Schedule 1

Defined Terms

“Aggregate Payment Amount” has the meaning as set forth in Section 9.05(b)(i).

“Agreement” means this Operating Agreement.

“Annual Operating Budget” has the meaning as set forth in Section 8.01(c)(i).

“Bad Debt Expense” means the net movement in the provision for Gaming bad debts including debt write-offs and discounts, and credit collection costs.

“Benefit Plans” has the meaning as set forth in Section 7.02(b).

“Capital Improvement Budget” has the meaning as set forth in Section 8.01(c)(ii).

“Client Database” has the meaning as set forth in Section 3.07(a).

“Commissions and Incentives” means all commissions and incentives paid or provided by MCE Leisure to market and attract VIP Gaming Business; and includes but is not limited to all roll commissions, rebate and revenue share payments, complimentary services and goods, airfares and transportation that are directly related to VIP gaming activities.

“Confidential Information” has the meaning as set forth in Section 17.

“Contract(s)” has the meaning as set forth in Section 3.05(a).

“Cooperation Agreement” has the meaning as set forth in Recital B.

“Dispute” has the meaning as set forth in Section 18.03(a).

“Dispute Notice” has the meaning as set forth in Section 18.03(b).

“Disputing Parties” has the meaning as set forth in Section 18.03(c).

“FF&E” has the meaning as set forth in Section 6.01(a)(i).

“Financial Payment Amount” has the meaning as set forth in Section 9.05(a).

“Fiscal Period” means:

(a)	the period commencing on the Opening and ending on 31 December of the second calendar year after the calendar year in which the Opening occurs, unless Opening occurs on or before 31 March of any calendar year, in which case it ends on 31 December of the first year calendar year after the calendar year in which the Opening occurs; and

(b)	each subsequent twenty four (24) month period ending on 31 December.

“Fiscal Year” means the twelve (12) month calendar year ending December 31, except that the first Fiscal Year and last Fiscal Year of the term of this Agreement may not be full calendar years.

“Force Majeure” means any act of God (including adverse weather conditions); act of the government at any level in its sovereign capacity; war; civil disturbance, riot or mob violence; terrorism; earthquake, flood, fire or other casualty; epidemic; quarantine restriction; labor strikes or lock out; freight embargo; civil disturbance; or similar causes beyond the reasonable control of a Party.

“IFRS” means the International Financial Reporting Standards.

“Intellectual Property” includes copyright (and future copyright), trademark, trade names, software, design, patent, semiconductor and circuit layout rights, rights in respect of trade secrets and other confidential information, and all other rights generally falling within the scope of the term “intellectual property”, whether registered or unregistered and whether registrable or not.

“Inventories” means “Inventories” as defined in International Accounting Standard (IAS) 2 “Inventories” as amended from time to time.

“MCE Group” means Melco Crown Entertainment Limited and each of its Affiliates from time to time.

“Software” means the software and systems used by MCE Leisure to provide its services under this Agreement, in particular the operating systems developed, licensed, accessed or used by MCE Leisure or any of its Affiliates, including any and all configurations, modifications, developments, adaptation or derivatives of the relevant software, as well as user manuals, brochures, literatures and technical and specification documents containing or relating to the Software.

“Suspension Period” has the meaning as set forth in Section 2.02(b).

“Technical and Pre-Operating Budget” has the meaning as set forth in Section 8.01(b).

“Term” has the meaning as set forth in Section 2.02(a).

“VIPs” means a patron playing table games in the VIP Market areas.

“Working Capital” shall include all cage cash (gaming), opening cash balance (non gaming), Inventories, change and petty cash funds, operating bank accounts, receivables, prepaid expenses and deposits.

Schedule 2

Formula for Fees Payable to PLAI

Part A. Calculation of Monthly Mass Payment

1.	Monthly Mass Payment

The Licensees agree that the Monthly Mass Payment shall be determined by MCE Leisure in accordance with Part A of this Schedule 2.

2.	Calculation of Monthly Mass Payment

The Licensees agree that the Monthly Mass Payment shall be the higher of PLAI NW and PLAI MM EBIDTA (as defined below).

MCE Leisure must calculate the Monthly Mass Payment each complete calendar month after Opening and pay that amount to PLAI in accordance with Section 9.04(a) (if applicable).

The Licensees agree that if, for any reason, the Monthly Mass Payment is a negative amount, the Monthly Mass Payment for the relevant calendar month will be deemed to be nil.

3.	Timing

MCE Leisure must calculate the Monthly Mass Payment on or before the date twenty (20) Business Days after the end of the calendar month to which the Monthly Mass Payment relates.

4.	Determination of PLAI NW and PLAI MM EBIDTA

MCE Leisure must calculate PLAI NW and PLAI MM EBIDTA, based on the financial performance of the Casino for the relevant month, and in accordance with the methodology in the table in item 5 of this Part A and the principles in Part D of this Schedule 2.

5.	Method of calculation

MCE Leisure shall calculate PLAI NW and PLAI MM EBIDTA by applying the methodology in the following table:

Computation (per calendar month or part of)

Mass Market Gross Win

less the PAGCOR License Fee (Mass Market)

=====================

Mass Market Net Win	15% of Mass Market Net Win (PLAI NW)

less Management Allowance (2%) (Mass Market)

=====================

Mass Market Net Win after Management Allowance (Mass Market)

less Mass Market Casino Operating Expenses

======================

Mass Market Casino Gaming EBITDA

less Deductible (7%) (Mass Market)

=======================

Mass Market Casino Gaming EBITDA after Deductible (Mass Market)	50% of Mass Market Casino Gaming EBITDA after Deductible (Mass Market) (PLAI MM EDBITA)

Part B. Calculation of Monthly VIP Payment

1.	Monthly VIP Payment

The Licensees agree that the Monthly VIP Payment shall be determined by MCE Leisure in accordance with Part B of this Schedule 2.

2.	Calculation of Monthly VIP Payment

MCE Leisure must calculate the Monthly VIP Payment each complete calendar month after Opening.

The Licensees agree that if the amount of the Monthly VIP Payment is a negative amount, the Monthly VIP Payment for the relevant calendar month will be deemed to be nil.

3.	Timing

MCE Leisure must calculate the Monthly VIP Payment on or before the date twenty (20) Business Days after the end of the calendar month to which the Monthly VIP Payment relates.

4.	Calculation of Monthly VIP Payment

MCE Leisure must calculate the Monthly VIP Payment in accordance with the following formula:

V = A – B

Where

V is the Monthly VIP Payment.

A is the higher of PLAI VIP NW and PLAI VIP EBITDA for the relevant month in each case calculated in accordance with Part B of this Schedule 2.

B is the sum of the Monthly VIP Payments made during the relevant Fiscal Period to date.

5.	PLAI VIP NW and PLAI VIP EBITDA

MCE Leisure must determine PLAI VIP NW and PLAI VIP EBIDTA in each case in accordance with the methodology in the table in item 6 of this Part B of and the principles in Part D of this Schedule 2 and based on the financial performance of the Casino for period commencing on the first day of the relevant Fiscal Period and ending on the last day of the calendar month prior to the date of calculation.

6.	Method of calculation of PLAI VIP NW and PLAI VIP EBIDTA

MCE Leisure shall calculate PLAI VIP NW and PLAI VIP EBIDTA by applying the methodology in the following table:

Computation (for the relevant part of the Fiscal Period)

VIP Market Gross Win

less PAGCOR License Fee (VIP)

Less Commissions and Incentives and VIP Bad Debt Expenses

=====================

VIP Net Win	2% of VIP Net Win (PLAI VIP NW)

less Management Allowance (2%) (VIP)

=====================

VIP Net Win after Management Allowance

less VIP Operating Expenses

======================

VIP Casino Gaming EBITDA

less Deductible (7%) (VIP)

=======================

VIP Casino Gaming EBITDA after Deductible (VIP)	50% of VIP Casino Gaming EBITDA after Deductible (VIP) (PLAI VIP EBITDA)

Part C. Calculation of VIP True Up Payment

1.	VIP True Up Payment

The Licensees agree that the VIP True Up Payment shall be determined by MCE Leisure in accordance with Part C of this Schedule 2.

2.	Calculation of VIP True Up Payment

MCE Leisure must determine the VIP True Up Payment, in respect of each Fiscal Period, on or before the date forty (40) Business Days after the end of the relevant Fiscal Period.

3.	Calculation of VIP True Up Payment

MCE Leisure must calculate the Monthly VIP Payment in accordance with the following formula:

V = A – B

Where

V is the VIP True Up Payment.

A is the higher of five percent (5%) of VIP Net Win and PLAI VIP EBITDA for the relevant Fiscal Period.

B is the sum of the Monthly VIP Payments made during the relevant Fiscal Period.

4.	PLAI VIP NW and PLAI VIP EBITDA

MCE Leisure must determine VIP Net Win and PLAI VIP EBIDTA in each case in accordance with the methodology in the table in item 6 of Part B and the principles in Part D of this Schedule 2 and based on the financial performance of the Casino for the relevant Fiscal Period.

5.	VIP True Up Payment is Negative

If the VIP True Up Payment is negative, the amount of the VIP True Up Payment may be deducted by MCE Leisure from any Monthly VIP Payments to be made in respect of the following Fiscal Period.

6.	Termination

If the Operating Agreement is terminated, any prepaid Monthly VIP Payment maybe offset from any other amounts owed by the MCE Parties to PLAI or its Affiliates, including but not limited to the Monthly Mass Payment or under the Belle Lease.

Part D. Principles and Other Matters

1.	Principles

In determining each of the amounts required to be calculated under the tables in Parts A and B of this Schedule 2 MCE Leisure shall apply the principles set out in Part D of this Schedule 2.

The Mass Market Gross Win shall be calculated to be the amount of Gross Win attributable to the Mass Market.

The Gross Win shall be the amount of wagers won net of wagers lost that is retained and recorded as Casino revenue plus or minus the amount of any jackpot decrement or increment for the relevant period.

PAGCOR License Fees will be determined by MCE Leisure in accordance with the Casino License.

The PAGCOR License Fee (Mass Market) shall be determined by MCE Leisure to be the amount of the PAGCOR License Fee attributable to the Mass Market.

The PAGCOR License Fee (VIP) shall be determined by MCE Leisure to be the amount of the PAGCOR License Fee attributable to the VIP Market.

The Mass Market shall be (i) the table game operations conducted on the public mass gaming floors and (ii) the slot machines operations, in each case in the Casino.

The Management Allowance shall be the amount equal to two percent (2%) Mass Market Net Win and VIP Net Win.

The Deductible shall be the amount equal to seven percent (7%) of Mass Market Casino Gaming EBITDA and VIP Casino Gaming EBITDA.

The Mass Market Casino Operating Expenses shall be the sum of all Mass Market Direct Expenses, plus an allocation of General Casino Expenses plus an allocation of Property Overheads (including such costs incurred prior to Opening). The process for determining the relevant allocation of Property Overheads to Mass Market Casino Operating Expenses is set out in Part D of this Schedule 2 below.

The Mass Market Direct Expenses shall be all operating costs and expenses incurred that are directly identifiable with the Mass Market business. Such directly identifiable costs include direct promotional, entertainment, marketing and sales costs and allowances; salaries and wages and employee benefits; a gaming replacement reserve equal to five percent (5%) of Mass Market revenue; patron transportation costs; costs for the operation, maintenance and control of the Mass Market gaming business; legal, regulatory and licensing costs of the Mass Market; and other expenses directly related to the Mass Market business, but excluding rent under the Belle Lease, interest income, interest expense, depreciation and amortization expenses, real estate and income taxes if any, and VIP Operating Expenses and Non-Gaming Expenses.

The VIP Market Gross Win shall be calculated to be the amount of Gross Win attributable to the VIP Market.

The VIP Market shall be the table game operations conducted in private gaming areas for VIPs utilizing Rolling Chip Programs or other incentive Programs.

The VIP Operating Expenses shall be all VIP Direct Expenses, plus allocation of General Casino Expenses, plus an allocation of Property Overheads (including such costs incurred prior to Opening). The process for determining the relevant allocation of Property Overheads to VIP Operating Expenses is set out in Part D of this Schedule 2 below.

The VIP Direct Expenses shall be operating costs and expenses that are incurred directly in relation to the VIP Market business. Such direct identifiable costs include salaries and wages and employee benefits; marketing, entertainment, promotional and other sales costs excluding Commissions and Incentives; costs for the operations, maintenance and control of the VIP gaming business; a gaming replacement reserve equal to two percent (2%) of VIP Market revenue; legal, regulatory and licensing costs of the VIP Market; and other expenses directly related to the VIP gaming business, but excluding rent under the Belle Lease, interest income, interest expense, depreciation and amortization expenses, real estate and income taxes if any, and Mass Market Casino Operating Expenses and Non-Gaming Expenses.

The General Casino Expenses shall be those directly identifiable Casino operating costs and expenses that are incurred for the benefit of both the Mass Market and the VIP Market and other Casino activities not directly identifiable to the Mass Market or the VIP Market. Such directly identifiable costs include direct and indirect incremental costs of operating general Casino departments, executive and senior management oversight of the Casino areas, marketing the overall Casino areas, costs of compliance with Casino agreements and laws and regulations, performing gaming audits and internal control reviews, maintaining assets for the benefit of the overall Casino areas, costs for the general operation, maintenance and control of the overall Casino common areas, other Casino regulatory and licensing costs; and other general Casino expenses but excluding rent under the Belle Lease, interest income, interest expense, depreciation and amortization expenses, real estate and income taxes if any.

General Casino Expense Allocation Process - General Casino Expenses will be allocated to the Mass Market and the VIP Market in proportion to Mass Market Revenue and Theoretical VIP Market Revenue respectively or in proportion to the applicable driver of the expense if relevant, in the month the expense is incurred.

The Property Overheads are those operating costs and expenses directly identifiable to common areas and shared and centralized services that are necessary to operate the Project that are not directly identifiable to Gaming or Non-Gaming. Such directly identifiable costs include but are not limited to the costs listed in the table below.

Property Overhead Allocation Process - Property overheads will be allocated between the Mass Market, the VIP Market and the Non-Gaming business segments on a basis that is fair and reasonable that takes into account where feasible the relative proportion of use, whether time, effort or other driver determining usage and services devoted to those business segments. The table below illustrates an example of the methodology for allocating the costs. The allocation methods will be determined monthly based on actual results of the month.

Cost	Example of an Appropriate Allocation method

Executive management and administration and general offsite storage and administration rental costs.	% of total revenue with VIP included at Theoretical VIP Market Revenue

General marketing and sales	% of total revenue with VIP included at Theoretical VIP Market Revenue

Common area security and cleaning costs	% of total revenue with VIP included at Theoretical VIP Market Revenue

Employee services costs such as Human Resources, wardrobe	% of direct employees

Other Support services such as finance, IT, legal, call centre, Supply Chain	% of total revenue with VIP included at Theoretical VIP Market Revenue

Audit and general consultant and advisory fees	% of total revenue with VIP included at Theoretical VIP Market Revenue

Engineering and common area maintenance and utilities	In proportion to direct usage

Insurance	% of total revenue with VIP included at Theoretical VIP Market Revenue

Corporate services	% of total revenue with VIP included at Theoretical VIP Market Revenue

Theoretical VIP Market Revenue equals VIP Roll multiplied by two point eight percent (2.8%) as amended from time to time.

Non-Gaming Expenses means all operating costs and expenses directly identifiable to Non Gaming including hotel, food and beverage and non-gaming departments and the allocation of Property Overheads to Non-Gaming.

VIP Roll is the amount of Non-Negotiable Chips wagered and lost.

Non-Negotiable Chips are promotional casino chips that are used to track the amount wagered and are not exchangeable for cash.

Rolling Chip Programs are Programs under which commission and other incentives are based on the amount of VIP Roll.

Programs refer to arrangements whereby Casino patrons are provided commissions and/or other incentives as a reward for their gaming play.

Mass Market Revenue is revenue generated from the Mass Market business.

Gaming means the Mass Market, the VIP Market and other support Casino operations.

Non-Gaming means all revenue generated from operations of the Casino other than Gaming.